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                                                                    Exhibit 99.1

                  [INTEGRATED INFORMATION SYSTEMS LETTERHEAD]

                                January 11, 2000


Dear Jan:

     As we have discussed, the Company is in the process of preparing for its initial public offering. (Please note that this is a highly confidential matter and, until our filing is made, cannot be disclosed to anyone). In any event, we would like to include the enclosed case study summary regarding our relationship with your company in our public filing. We are in final draft stages so the wording will not change substantially from the enclosed materials. Would you please review the enclosure, provide us with any comments on it, and consent to our inclusion of this information by signing below.

     We have very much enjoyed our relationship with you, and appreciate your prompt response to this matter.


                                             Very truly yours,

                                             /s/ Andrew Johnson
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                                             Andrew Johnson
                                             V.P., Communications


Consented to this 31st day of January (with the changes noted on the attachment, if applicable).


Company: American Express


By: /s/ Jan Nancy Bell
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     Its:
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